Exhibit 5.1

CLIFFORD CHANCE US LLP 31 West 52nd Street New York, NY 10019-6131 Tel +1 212 878 8000 Fax +1 212 878 8375 www.cliffordchance.com

July 9, 2021

Ready Capital Corporation

1251 Avenue of the Americas

50th Floor

New York, NY 10020

Ladies and Gentlemen:

We have acted as counsel to Ready Capital Corporation, a Maryland corporation (the “Company”), in connection with a registration statement on Form S-3 (File No. 333-240086) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the offer and sale by the Company from time to time of its common stock, par value $0.0001 per share (the "Shares"), having an aggregate offering price of up to $150,000,000, which are to be sold by the Company in accordance with the terms of the Equity Distribution Agreement, dated July 9, 2021 (the "Equity Distribution Agreement"), by and among the Company, Sutherland Partners, L.P., Waterfall Asset Management LLC and JMP Securities LLC.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and certain resolutions of the board of directors of the Company (the “Board of Directors”) relating to the transactions contemplated by the Equity Distribution Agreement and other related matters. As to factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Company and public officials and representations and warranties of the parties set forth in the Equity Distribution Agreement.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law as we have deemed necessary, we are of the opinion that following the (i) issuance of the Shares pursuant to the terms of the Equity Distribution Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be legally issued, fully paid, and nonassessable.

The opinion set forth in this letter relates only to the Maryland General Corporation Law. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability, or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP